NSAR ITEM 77O
VK Select Sector Municipal Trust
10f-3 Transactions


Underwriting #   Underwriting    Purchased   Amount of    % of        Date of
                                 From       shares    underwriting   Purchase

    1       Oklahoma City Airport  Bank of   1,500,000     4.223     12/15/00
                                  Oklahoma





Underwriters for #1
CDSC Inc.
Morgan Stanley Dean Witter
Salomon Smith Barney
Morgan Keegan & Company
Bank of Oklahoma